                                   SUPPLEMENT
                                       TO
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

          This Supplement, made this 21st day of July, 1992, by and between Piper Jaffray Investment Trust Inc., a Minnesota corporation (the "Fund"), and Piper Capital Management Incorporated, a Delaware corporation (the "Adviser").

          WHEREAS, the Fund has entered into an Investment Advisory and Management Agreement with the Adviser dated February 19,1987 (the "Original Agreement") whereby the Fund engaged the Adviser to act as investment adviser for, and to manage the affairs, business and investment of the assets of, five portfolios of the Fund, designated Value Fund, Sector Performance Fund, Balanced Fund, Government Income Fund and Money Market Fund portfolios.

          WHEREAS, pursuant to a Supplement dated April 4,1988, all of the terms, provisions, covenants and agreements set forth in the Original Agreement were adopted with respect to five additional portfolios of the Fund, designated the U.S. Government Money Market Fund, Tax-Exempt Money Market Fund, Institutional Government Income Portfolio, National Tax-Exempt Fund and Minnesota Tax-Exempt Fund portfolios.

          WHEREAS, pursuant to a Supplement dated March 16,1990, all of the terms, provisions, covenants and agreements set forth in the Original Agreement were adopted with respect to one additional portfolio of the Fund, designated the Emerging Growth Fund portfolio.

          WHEREAS, pursuant to a resolution of the Board of Directors of the Fund, an additional portfolio of the Fund has been formed, which portfolio has been designated the Growth and Income Fund portfolio.

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties hereto agree as follows:

          1. All of the terms, provisions, covenants and agreements set forth in the Original Agreement shall apply to the Growth and Income Fund portfolio, provided that the following table sets forth the fees to be paid pursuant to
Section 2 of the Original Agreement with respect to the Growth and Income Fund portfolio.



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                                   Per
                                   Annum  Average Net Asset Values
                    Monthly Rate   Rate   of the Portfolio
                    ------------   ----   ----------------

Growth and Income   1/12 of .75%   .75%   On the first $100,000,000
 Fund portfolio     1/12 of .65%   .65%   On the next $200,000,000
                    1/12 of .55%   .55%   On the next $200,000,000
                    1/12 of .50%   .50%   On the average next assets
                                          over $500,000,000

          2.   The effective date of this Supplement shall be July 21, 1992.

          IN WITNESS WHEREOF, the Fund and the Adviser have caused this Supplement to be executed by their duly authorized officers as of the day and year first above written.

                                   PIPER JAFFRAY INVESTMENT
                                     TRUST INC.


                                   By /s/ Edward J. Kohler
                                      ---------------------------
                                      Its President
                                          -----------------------


                                   PIPER CAPITAL MANAGEMENT
                                     INCORPORATED


                                   By /s/ Beverly J. Zimmer
                                      ---------------------------
                                      Its Senior Vice President
                                          -----------------------



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